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                                                                    EXHIBIT 10.4

                        AMERICAN MEDICAL RESPONSE, INC.
                              EXECUTIVE SEPARATION
                                 ALLOWANCE PLAN

I.      RIGHT TO RECEIVE SEPARATION BENEFITS
        ------------------------------------

        Subject to the terms and conditions of the American Medical Response, Inc. Executive Separation Allowance Plan (the "Plan"), Executives (as hereinafter defined) of the ("Company") shall be entitled to receive the separation benefits hereinafter provided.

II.     DEFINITION OF EXECUTIVE
        -----------------------

        For purposes of the Plan, an "Executive" shall be each of the employees listed on Exhibit A hereto and any other executive designated by the Compensation Committee of the Board of Directors of the Company to be entitled to be covered by the Plan.

III.    CONDITIONS TO RECEIPT OF SEPARATION BENEFITS
        --------------------------------------------

        An Executive shall receive the separation benefits provided by the Plan if, within 90 days following a change in control (as defined below):

        A. The Company or any subsidiary of the Company terminates the Executive's employment for any reason other than Cause. "Cause" shall be defined as:

            1. The material default of the Company in performing its obligations under contracts with other persons or business entities if caused by Executive;

            2. Executive's fraud with respect to the business or affairs of the
               Company or if Executive is convicted of a felon involving fraud or dishonesty;

            3. Executive's exclusion from participation in Medicare, Medicaid or any other third party reimbursement program, for any reason, or if Executive has had civil money penalties or assessments imposed on him under any federal or state law involving Medicare, Medicaid or any other third party reimbursement program;

            4. Alcohol or drug abuse by Executive; or

            5. A finding that the Executive has conducted sexual harassment in connection with such Executive's employment.

        B. The Executive elects to terminate his employment by the Company and its subsidiaries after the occurrence of any of the following events:

            1. There has been a major reduction in the Executive's employment responsibilities; or

            2. The Executive's base salary has been decreased by more than 10 percent or the Executive's base salary has been decreased and in percentage terms such decrease, when aggregated with any other percentage decreases during the preceding five years, is more than 10 percent; or

            3. The Company or any such subsidiary determines that the
               Executive's principal employment location shall be a location outside a 50-mile radius of Aurora, Colorado or if the Executive is not located in Aurora, Colorado, outside a 50-mile radius of his principal location as of the date of the change in control provided, however, that a temporary assignment to a different location not to exceed a period of six months shall not be considered a change of principal employment location for the individuals designated on Exhibit A; or

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                                                                    EXHIBIT 10.4

         4. There is a material adverse change in the aggregate level of benefits provided to the Executive. For purposes of the Paragraph 2(e) "benefits" shall include all (i) qualified and nonqualified corporation plans or programs and (ii) employee pension or welfare benefit plans in which the Executive participates as of June 30, 1995.

    The date the Company or any subsidiary of the Company terminates the Executive's employment for any reason other than Cause as defined in Section 1 of Article III above or the date the Executive elects to terminate his employment by the Company and its subsidiaries as provided in Section 2 of
    Article III because of the occurrence of any of the events specified in such section is hereinafter referred to as the "Separation Date".

IV. SEPARATION BENEFITS
     -------------------

    The separation benefits to which the Executive shall be entitled under the Plan shall be (a) a lump sum cash payment determined as provided in Article VI below within five business days of his Separation Date, (b) the benefit coverage specified in Article VI below, and (c) acceleration of stock options as specified in Article VII below. If any payments to any Executive under the Plan are determined to be contingent upon a change of control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision ("IRC Section 280G"), and if it will result in a greater net after-tax benefit to any such Executive, the aggregate value of compensation payments or benefits to be paid or provided to such Executive under this Plan will be reduced to the extent necessary so that none of the payments to be made such Executive under this Agreement or any other plan, agreement or arrangement will constitute "excess parachute payments" as defined in IRC Section 280G.

V.  CASH PAYMENT
     ------------

    A. The lump sum cash payment shall be equal to the number of years indicated next to the name of the Executive on Exhibit A times the sum of:

         1. the highest annual base salary in effect for the Executive at any time within the last five years ending prior to the Separation Date, plus

         2. the highest calendar year cash bonus paid or payable to the Executive with respect to the three most recent years ending prior to this Separation Date.

VI. BENEFITS COVERAGE
     -----------------

    A. The Executive's coverage under the (a) Company's Medical and Dental Plan(s), Savings and Retirement Plan and Accidental Death and Dismemberment Plan will terminate as of the Separation Date and (b) Company's Basic Group Life Insurance Plans and Disability Plans will terminate as of the thirty-first day following the Separation Date. Notwithstanding the foregoing, the Executive shall, at his cost, have the right to convert or continue his coverage under these plans to or as personal coverage to the extent a plan permits.

    B. Effective thirty-one days after the Separation Date, the Company will purchase or otherwise provide life insurance (which may be individual or group term insurance ) on the life of the Executive in an amount equal to two times his highest annual base salary in effect at any time within the last five years prior to the Separation Date (or such other higher amount as is provided to the Executive prior to his termination of employment); provided that such coverage is obtainable at standard rates. The beneficiary of such policy shall be designated by the Executive. The Executive's coverage under such policy shall continue for one year following the Separation Date.

    C. For a period of one year after the Separation Date, the Company at its expense will continue coverage for the Executive and his eligible dependents under the Company's medical and dental insurance plans that are provided generally to executives of the Company provided that the Company shall not be required to provide such coverage (a) during any period in which the Executive and his eligible dependents shall be eligible to receive coverage under medical and dental insurance plans of any subsequent employer of the

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                                                                    EXHIBIT 10.4

           Executive providing substantially the same or better benefits as the Company's medical and dental insurance plans or (b) if it is unable to do so at a reasonable cost.

      D. For purposes of Sections 1, 2 and 3 of this Article VI, none of the plans specified in such sections shall be amended following an Executive's Separation Date to limit or prohibit his right of conversion to personal coverage, except with the Executive's express written consent or as required by law.

      E. In the event that an Executive's participation in any benefit plan or program shall be barred as a matter of law, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive is entitled to receive under such plans or programs, or, if the Company cannot provide such benefits, pay the Executive the amount of premium required to purchase such benefits, in either case to the extent such benefits can be provided at standard rates. If the benefits cannot be provided at standard rates, the Company shall pay to the Executive the amount the Company would have paid to provide the benefits at standard rates.

VII.  ACCELERATION OF STOCK OPTIONS
      -----------------------------

      Upon a separation under which an Executive would be entitled to receive benefits under this Plan, all stock options held by the Executive shall become immediately exercisable, but shall otherwise be governed by the terms and conditions of the plan or agreement under which they were granted.

VIII. AMENDMENT AND TERMINATION
       -------------------------

      The Plan may be amended by the Company by a vote of the Compensation Committee of the Company's Board of Directors, or to such other committee (including the full Board) as shall have been authorized. Following a Change in Control (as hereinafter defined), the Plan may not be amended by the Company, or any successor thereto, during the one year period following the date of such Change in Control.

      "Change in Control" shall mean and shall be considered to occur if (i) individuals who, as of the Effective Date, constituted the Board of Directors of the Company (the "incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual (other than any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of the Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended)) becoming a director subsequent to the date hereof, whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual was a member of the Incumbent Board; or (ii) the stockholders of the Company approve an agreement providing for (a) a transaction in which the Company will cease to be a publicly owned company, or (b) the sale or other disposition of all or substantially all of the assets of the Company.


IX.   MISCELLANEOUS
       -------------

      The benefits payable to an Executive under the Plan shall be in lieu of any benefits payable to him upon termination of employment pursuant to any contract between the Executive and the Company if and to the extent that the benefits exceed the benefits under such contract.

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                                                                    EXHIBIT 10.4

                                                                       EXHIBIT A

Name                          Duration Payment Period
- ----                          -----------------------

Shirley, Paul T.                    2.99  years

Colby, David C.                     2 years

DeHuff III, George                  2 years

George, William                     1 year

Allen, Robert                       1 year

Pahl, William C.                    1 year

Leland, Glenn                       1 year

Rachlen, Wayne S.                   1 year

Brandon, Merwin                     1 year

Porazzo, Gino L.                    1 year

Participation in this Plan is conditioned upon the Executive executing a satisfactory noncompetition and confidentiality agreement with the Company.

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